Vicor Corporation Receives Anticipated Notice From Nasdaq

ANDOVER, MA -- 08/17/2007 -- Vicor Corporation (NASDAQ: VICR) today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination Letter on August 15, 2007 indicating that the Company is not in compliance with Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with Nasdaq for continued listing, and that its securities are, therefore, subject to delisting from The Nasdaq Global Select Market. As anticipated, the letter was issued in accordance with Nasdaq's procedures as a result of the delayed filing of the Company's Quarterly Report on Form 10-Q for the second quarter ended June 30, 2007. Pending a decision by the Nasdaq Listing Qualifications Panel, the Company's shares will continue to be listed on the Nasdaq Global Select Market. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company's request for continued listing.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the continued listing of the Company's common stock on the Nasdaq Global Select Market, regulatory review of the Company's continued listing, statements relating to the status of the preparation of financial statements, and the preliminary nature of the information contained in the press release, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors. In addition, the review by the Nasdaq Listing Qualification Panel and its possible conclusions may adversely affect the Company.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439